Exhibit 10.281

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into on this 16th day of September, 2011 (the “Effective Date”), by and between Pharmaceutical Product Development, Inc., a North Carolina corporation (the “Company”), with a mailing address for notice purposes of 929 North Front Street, Wilmington, North Carolina 28401, Attention: Executive Chairman of the Board, and Raymond H. Hill (“Employee”), an individual whose mailing address for notice purposes is 929 North Front Street, Wilmington, North Carolina 28401.

RECITALS

A. The Company is a contract research organization engaged in the business of providing drug discovery and development services to pharmaceutical, biotechnology, medical device, government and academic organizations throughout the world (the “Business”).

B. The Company desires to employ Employee and Employee desires to be employed by the Company, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

EMPLOYMENT AND DUTIES

1.1 Employment of Employee. On the Effective Date, the Company agrees to employ Employee and Employee accepts such employment pursuant and subject to the terms and conditions of this Agreement.

1.2. Duties and Powers. During the Employment Period (as defined herein), Employee shall serve as Chief Executive Officer of the Company and will have such responsibilities, duties and authority, and will render such services for and in connection with the Company and its affiliates as are customary in such position in a comparable company and as the Executive Chairman or the Board of Directors of the Company (the “Board”) shall from time to time reasonably direct. Employee shall devote Employee’s full business time and attention exclusively to the Business of the Company and shall use best efforts to faithfully carry out Employee’s duties and responsibilities hereunder. During the Employment Period (as defined herein), Employee may serve on charitable and civic boards, subject to the prior approval of the Executive Chairman, which approval shall not be unreasonably withheld, so long as such board position(s) do not limit or interfere with Employee’s duties to the Company hereunder or breach any agreement between Employee and the Company. Employee shall comply with all personnel policies and procedures of the Company as the same now exist or may be hereafter implemented by the Company from time to time, including those policies contained in the Company’s employee manual or handbook which sets forth policies and procedures generally for employees of the Company and its subsidiaries and affiliates (the “Handbook”) to the extent not inconsistent with this Agreement. The Company will nominate and use its reasonable best efforts to have Employee elected and re-elected to a seat on the Company’s Board of Directors during the Employment Period.

ARTICLE 2

TERM OF EMPLOYMENT

Unless sooner terminated as provided elsewhere in this Agreement, Employee’s employment under this Agreement shall begin on the Effective Date and end at 11:59 p.m. Eastern Time on September 15, 2013 (“Initial Employment Period”). Thereafter, this Agreement shall automatically renew for successive one-year periods, unless either the Company or Employee provides written notice to the other at least ninety (90) days prior to the termination of the Initial Employment Period or any renewal period stating said party’s desire to terminate this Agreement. The Initial Employment Period and any extension or renewal thereof shall be referred to herein together as the “Employment Period”. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Article 4 hereof.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1 Base Salary. The Company will pay Employee an annual base salary at a rate of $575,000 per annum (the “Base Salary”), payable in accordance with the Company’s regular payroll policy for salaried employees. The Base Salary of Employee may be subject to increase (but not decrease) annually during the Employment Period by the Company. Except as set forth in Section 4.2.(b) hereof, if the Employment Period is terminated “For Cause” pursuant to Article 4 hereof or is otherwise shorter than a full contract year, then the Base Salary for any partial year will be prorated and paid through the date of termination based on the number of days elapsed in such year during which services were actually performed by Employee, and the Company shall have no further obligation to pay the Employee’s Base Salary following the date of termination. Notwithstanding anything herein to the contrary, the Company shall not be obligated to pay Employee the Base Salary during any period in which Employee has exhausted Employee’s paid time off and is either (a) receiving short-term or long-term disability benefits under any policy or program maintained by the Company, (b) on Family and Medical Leave Act leave, or (c) is unable to perform Employee’s essential job duties by reason of a physical or mental incapacity or disability with or without a reasonable accommodation.

3.2 Benefits.

a. During the Employment Period, Employee shall be eligible to participate in and/or receive benefits under the health insurance, group term life/AD&D,

short and long-term disability, retirement, paid-time off, deferred compensation and other plans maintained from time to time by the Company, subject in each instance to Employee meeting all eligibility and qualification requirements of such plans. During the Employment Period, Employee shall be entitled to twenty-seven (27) days of paid-time-off annually, subject to the provisions of the Handbook.

b. In addition to the benefits provided in (a) above, during the Employment Period, Employee shall be entitled to participate in (i) the employee incentive compensation plan maintained for employees of the Company, as the same may be amended from time to time (the “Incentive Compensation Plan”), and (ii) the 1995 Equity Compensation Plan maintained by PPD, as the same has been and may be amended from time to time, or any successor plan (the “ECP”), subject in each instance to Employee meeting all eligibility and qualification requirements of such plans.

3.3 Equity Grants.

a. Initial Stock Option Grant. The Company shall grant to Employee on the first day of the Initial Employment Period non-qualified options to purchase 150,000 shares of PPD’s common stock. Said stock options shall be granted under the terms and conditions of the ECP and subject to Employee’s execution or acceptance of all documents, terms and conditions required by PPD to effectuate the grant of stock options. In addition to all such terms and conditions, said stock options shall be (i) subject to a three-year linear vesting schedule under which one-third of the total number of stock options granted will vest on the three anniversaries of the stock option grant and will be priced based on the Nasdaq closing price of the Company’s common stock on the first day of the Initial Employment Period.

b. Restricted Stock Grant. The Company shall grant to Employee on the first day of the Initial Employment Period a restricted stock award for 30,000 shares of PPD’s common stock. Said restricted stock award shall be granted under the terms and conditions of the ECP and the Company’s standard Restricted Stock Award Agreement to be entered into by PPD and Employee. In addition to the other terms and conditions of the ECP and the Restricted Stock Award Agreement, said restricted stock award shall be subject to a three-year linear vesting schedule under which one-third of the total number of shares of restricted stock granted will vest on the three anniversaries of the restricted stock grant.

c. Restriction on Equity Grants. Employee expressly understands that should a Change in Control (as defined herein) of the Company occur within twelve months of the Effective Date, Employee will be required to contribute the equity grants referenced herein in Sections 3.3.a. and 3.3.b. to effect any such transaction. The Company will use commercially reasonable efforts to structure any Change in Control and contribution of Employee’s equity grants in a manner that will defer Employee’s tax obligations resulting from such contribution. At Employee’s election, Employee may surrender and/or sell a portion of such equity grants in order to cover any tax liability resulting from such contribution. For purposes of this Agreement, “Change in Control” means (i) a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), provided that such a Change in Control shall be deemed to have occurred if any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) a sale of substantially all of the assets of the Company; or (iii) a liquidation of the Company.

3.4 Expenses. The Company will reimburse Employee, in accordance with and subject to Employee’s compliance with the Company’s policy, for Employee’s necessary and reasonable out-of-pocket expenses incurred in the course of performance of Employee’s duties hereunder. In addition, the Company will reimburse Employee for his reasonable attorneys’ fees in connection with entering into this Agreement, up to $10,000. All reimbursement of expenses to Employee hereunder shall be conditioned upon presentation of sufficient documentation evidencing such expenses.

3.5 Working Facilities. Employee shall work out of the Company’s worldwide headquarters located in Wilmington, North Carolina. The Company shall furnish Employee with such office space, equipment, technical, secretarial and clerical assistance and such other facilities, services and supplies as shall be reasonably necessary and suitable to his position to enable Employee to perform the duties required of Employee hereunder in an efficient and professional manner.

ARTICLE 4

TERMINATION OF EMPLOYMENT

4.1 Basis for Termination. Notwithstanding any other provision in this Agreement to the contrary, the Employment Period and Employee’s employment hereunder shall terminate effective on the date indicated upon the happening of any of the following events:

a. Upon the death of Employee, effective immediately on the date of death without any notice;

b. Upon a determination by the Executive Chairman of the Company or the Board, acting in good faith but made in the Executive Chairman’s or Board’s sole discretion, that Employee has a physical or mental incapacity or disability which renders Employee unable to perform Employee’s essential job duties under this Agreement with or without reasonable accommodation for a period in excess of ninety (90) days during any twelve-month period hereunder, effective upon the date said determination is communicated in writing to Employee or such later date as specified therein; provided, however, that during any period of Disability during which the Employee is receiving compensation under the Company’s short term disability policy, the Company will pay to Employee, minus any applicable taxes and withholdings, an amount equal to the difference between such short term disability payments and Employee’s then current base salary. Company shall not have the right to terminate Employee by reason of disability if such termination would terminate Employee’s receipt of or right to receive short-term or long-term disability benefits under any policy or program maintained by the Company; provided, further, nothing herein shall give the Company the right to terminate Employee prior to discharging its obligations to Employee, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act, or any other applicable law; or

c. Upon a determination by the Board, acting in good faith but made in the Board’s sole discretion, that there is ground for termination for “Cause.” “Cause” will exist where Employee: (i) willfully or repeatedly failed to substantially perform Employee’s reasonable and lawful duties and responsibilities for the Company and/or committed a material violation of any material Company policy or procedure (including without limitation any policy or procedure described in the Handbook); (ii) willfully, intentionally or negligently engaged in any act or omission that injures, or, in the opinion of the Board, is more likely than not to materially injure the business or reputation of the Company, including but not limited to injury to any director, employee, client or shareholder of the Company; (iii) demonstrated repeated, willful or gross negligence and/or willful misconduct in Employee’s execution of duties for the Company (including but not limited to insubordination); (iv) engaged in a form of discrimination or harassment prohibited by law (including, without limitation, discrimination or harassment based on race, color, religion, sex, national origin, age, disability, and/or genetic information); (v) misappropriated or embezzled any tangible or intangible property of the Company; (vi) breached any of the material terms of this Agreement and/or any other written agreement between Employee and the Company; and/or (vii) has been indicted on charges or convicted or pleaded guilty or no contest to a felony; in each case effective upon the date said determination is communicated in writing to Employee or such later date as specified therein.

d. Upon written notice by either Employee or the Company to the other party, effective on the date set forth in such notice or such earlier date as the Company may provide.

4.2 Compensation After Termination.

a. If (i) the Company terminates Employee’s employment during the Employment Period pursuant to Section 4.1.a, 4.1.b, or 4.1.c hereof, (ii) either party terminates this Agreement pursuant to Article 2 hereof or (iii) Employee voluntarily terminates this Agreement pursuant to Section 4.1.d hereof, then the Employment Agreement and Employee’s employment with the Company shall terminate and the Company shall have no further obligations hereunder or otherwise with respect to Employee’s employment from and after the termination or expiration date, except that the Company shall pay Employee’s Base Salary accrued through the date of termination or expiration and shall provide such benefits as are required by applicable law. Notwithstanding the foregoing, if the Company terminates Employee pursuant to Section 4.1.a or 4.1.b, the Company will pay to Employee a pro rata share of any incentive compensation earned by Employee during the year in which such termination occurs, such incentive compensation to be determined and payable in the same manner and at the same time as it would have been had Employee’s employment not been terminated pursuant to Section 4.1.a or 4.1.b.

b. If the Company terminates the Employee’s employment pursuant to Section 4.1.d hereof, then the Company shall have no further obligations hereunder or otherwise with respect to Employee’s employment from and after the termination date, except that, subject to receiving a signed separation agreement and general release of claims from Employee substantially in the form set out in attached Exhibit 1 to this Agreement, modified as necessary so as to be fully enforceable under current applicable law, Company shall pay Employee’s Base Salary through the end of the then current Employment Period and shall provide benefits as are required by applicable law. However, any payments under this Section 4.2.b. payable after termination of employment may be delayed as may be required by Section 7.12 hereof. Provided, however, if the termination of Employee’s employment results in compensation and benefits being provided to Employee pursuant to the Severance Agreement of even date herewith, Employee shall receive no compensation under this Section 4.2, except for Base Salary and benefits accrued through the date of termination or as are otherwise required by applicable law.

4.3 Continuing Rights upon Termination of Employment Period. Notwithstanding any termination or expiration of this Agreement, the Company shall continue to have all other rights available hereunder, including without limitation all rights under the Proprietary Agreement and/or the Non-Competition Agreement (as hereinafter defined).

4.4 Resignation as Officer and Director. Upon termination or expiration of Employee’s employment by either party for any reason, Employee will also be deemed to have resigned Employee’s position(s), if any, as an officer or director of the Company, as a member of any committee the Board of Directors of the Company, as an officer, director, manager or any other office or position of any subsidiary or affiliate of the Company, and any other position(s) Employee holds at the request of, or for the benefit of, the Company or its subsidiaries or affiliates.

ARTICLE 5

PROPRIETARY INFORMATION

Prior to or coincident with the commencement date of this Agreement, Employee shall execute and deliver to the Company its standard Proprietary Information and Inventions Agreement (the “Proprietary Agreement”), a copy of which is attached hereto as Annex A.

ARTICLE 6

NON-COMPETITION AND NON-SOLICITATION

Prior to or coincident with the commencement date of this Agreement, Employee shall execute and deliver to the Company its standard Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”), a copy of which is attached hereto as Annex B.

ARTICLE 7

MISCELLANEOUS

7.1 Withholding Taxes. All amounts payable under this Agreement, whether such payment is to be made in cash or other property, shall be subject to applicable withholding requirements for Federal, state and local income taxes, employment and payroll taxes, and other legally required withholding taxes and contributions to the extent appropriate in the determination of the Company, and Employee shall report all such amounts as ordinary income on Employee’s personal income returns and for all other purposes.

7.2 Assignment. No party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party hereto; provided, however, that the Company shall have the right to assign all or any part of its rights and obligations under this Agreement (i) to any member, subsidiary or affiliate of the Company or any surviving entity following any merger or consolidation of any of those entities with any entity other than the Company, or (ii) in connection with the sale of the Business by the Company.

7.3 Binding Effect. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors and permitted assigns of the parties hereto.

7.4 Entire Agreement. This Agreement, together with the Proprietary Agreement, Severance Agreement and the Non-Competition Agreement of even date herewith, sets forth the entire understanding of the parties and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof.

7.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

7.6 Amendment; Modification. No amendment or modification of this Agreement and no waiver by any party of the breach of any covenant contained herein shall be binding unless executed in writing by the party against whom enforcement of such amendment, modification or waiver is sought. No waiver shall be deemed a continuing waiver or a waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

7.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without giving effect to provisions thereof regarding conflict of laws.

7.8 Arbitration. Except for disputes, controversies or claims arising out of or related to the Proprietary Agreement and/or the Non-Competition Agreement attached as Annex A and B, respectively, any dispute, controversy or claim arising out of or relating to this Agreement, including but not limited to its existence, validity, interpretation, performance or non-performance, or breach, shall be decided by a single neutral arbitrator agreed upon by the parties hereto in Wilmington, North Carolina in binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association then in effect. The parties to any such arbitration shall be limited to the parties to this Agreement or any successor thereof. The written decision of the arbitrator shall be final and binding and may be entered and enforced in any court of competent jurisdiction. Each party waives any right to a jury trial in any such forum. Each party to the arbitration shall pay its fees and expenses, unless otherwise determined by the arbitrator.

7.9 Notices. All notices, demands or other communications to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by certified mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the address first set forth above, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Date of service of such notice shall be (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of a confirmation of successful transmission), (ii) the date of receipt if sent by certified mail, or (iii) the date of receipt if sent by overnight courier.

7.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

7.11 Descriptive Heading; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

7.12 409A.

(a) It is intended that this Agreement and the payments hereunder will not be considered to constitute in whole or in part a nonqualified deferred compensation plan within the meaning of Code section 409A and the Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”) and so will be exempt from the requirements of Section 409A, and the Agreement shall be interpreted to that end to the fullest extent possible. However, in the event that any payment or benefit (or portion thereof) provided pursuant to this Agreement is nonetheless determined to be paid from a nonqualified deferred compensation plan subject to Section 409A, the applicable terms of this Agreement shall be interpreted in a manner that complies with Section 409A to the fullest extent possible.

(b) Any payment due under the Agreement of nonqualified deferred compensation within the meaning of Section 409A that is payable on termination of employment (or similar term) shall be delayed until the Employee also has “separation from service” within the meaning of Section 409A.

(c) For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement (including payments under Section 4.2.b. hereof) shall be treated as a right to receive a series of separate and distinct payments. Further, if an amount to be paid to the Employee under the Agreement on account of his “separation from service” while the Employee is a “specified employee” is an amount payable under a “nonqualified deferred compensation plan” (as those terms are defined under Section 409A), any such payments that would otherwise be paid within 6 months after such separation from service shall not be paid until the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Employee’s estate following his death, at which time such delayed payments shall be paid in a single payment without interest.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are not excluded from the Employee’s taxable income, then except as permitted by Section 409A (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.

7.13 No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

7.1.4 Indemnification. The Company shall indemnify and hold Employee harmless to the fullest extent permitted by the laws of the Company’s state of incorporation in effect at the time against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Employee’s good faith performance of Employee’s duties and obligations with the Company. Executive will be entitled to be covered, both during and, while potential liability exists, by any insurance policies the Company may elect to maintain generally for the benefit of officers and directors of the Company against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which Employee may be made a party by reason of being an officer or director of the Company, or any subsidiary or affiliate, in the same amount and to the same extent as the Company covers its other officers and directors. These obligations shall survive the termination of Executive’s employment with the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

COMPANY:	PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

	By:	/s/ Fred N. Eshelman
	Name:	Fred N. Eshelman

	Title:	Executive Chairman

EMPLOYEE:	/s/ Raymond H. Hill
Raymond H. Hill

EXHIBIT 1

SEPARATION AGREEMENT AND

GENERAL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is entered into as of the date last set out below by and between Pharmaceutical Product Development, Inc., a North Carolina corporation (the

“Company”), with a mailing address for notice purposes of 929 North Front Street, Wilmington, North Carolina 28401, Attention: Executive Chairman of the Board, and Raymond H. Hill (“Employee”), an individual whose mailing address for notice purposes is 929 North Front Street, Wilmington, North Carolina 28401. (The Company and Employee are sometimes referred to herein as each a “Party” and together as the “Parties.”)

RECITALS

A. Employee and the Company are parties to that certain Employment Agreement, effective as of September 16, 2011 (the “Employment Agreement”); and

B. Employee’s employment is being terminated by the Company pursuant to Section 4.1.d of the Employment Agreement; and

C. A condition to Employee’s receipt of certain payments post-termination is the execution of this Agreement; and

D. Unless otherwise defined herein, capitalized terms not specifically defined in this Agreement will have the same definition as provided in the Employment Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein, as well as the payment of certain consideration to Employee as hereinafter recited, the receipt and sufficiency of which are hereby acknowledged by Employee, it is agreed as follows:

1. Termination. Employee’s employment with the Company is terminated effective as of [DATE] (the “Termination Date”). Except as set out in this Agreement, as provided by the specific terms of a benefit plan or award (or similar) agreement or as required by law, upon the termination of Employee’s employment with the Company, effective as of the Termination Date, all of Employee’s employee benefits with the Company will terminate. Employee hereby represents that he has returned to the Company all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to Employee by the Company or produced by Employee or others in connection with Employee’s employment; provided, however, that subject to the Company’s right to inspect and redact any Proprietary Information there from, Employee may retain possession of his personal rolodex. Employee hereby acknowledges that, other than as provided in this Agreement, he has been paid all wages for labor or services rendered by him for the Company or on the Company’s behalf through the Termination Date.

2. Separation Pay. If Employee signs and does not revoke this Agreement as provided in Section 10 below, the Company will pay Employee’s Base Salary (minus applicable federal, state and local payroll taxes, and other withholdings required by law or authorized by Employee) through the end of the then current Employment Period (the

“Separation Pay”) and shall provide benefits as are required by applicable law. Employee will receive the Separation Pay in accordance with the Company’s payroll procedures beginning on the sixtieth (60th) day following the Termination Date. However, any payments under this Section may be delayed as may be required by Section 7.12 of the Employment Agreement.

If Employee does not sign this Agreement and return it to the Company within [twenty-one (21)] [forty-five (45)] days, or if Employee revokes it pursuant to Section 10, below, Employee will not be entitled to receive the Separation Pay described above.

3. Release of Claims. In exchange for the Company’s providing Employee with the Separation Pay described in Section 2, above, by signing this Agreement, Employee hereby releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Employee ever had or now has, including but not limited to any claims arising out of or related to Employee’s employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law). This release includes, without limitation, Employee’s release of the Company and the Company Parties from any claims by Employee for lost wages or benefits, stock options, restricted stock, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. Employee also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from any claims based on unlawful employment discrimination or harassment , including, but not limited to, the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et. seq.). This release does not include Employee’s right to indemnification, and related insurance coverage, under Section 7.1.4 of the Employment Agreement, his right to equity awards, or continued exercise, pursuant to the terms of any specific equity award (or similar) agreement between Employee and the Company nor to Employee’s right to benefits under any Company plan or program in which Employee participated and is due a benefit in accordance with the terms of the plan or program as of the date hereof.

Employee acknowledges that this release applies both to known and unknown claims that may exist between Employee and the Company and the Company Parties. Employee expressly waives and relinquishes all rights and benefits that Employee may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date Employee executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver. In addition, Employee hereby expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Employee explicitly took that into account in giving this release.

By signing this Agreement, Employee agrees and acknowledges that he has no cause to believe that any violation of any local, state or federal law that has occurred with respect to his employment or separation of employment from the Company. Provided, however, that nothing in this Agreement extinguishes any claims Employee may have against the Company for breach of this Agreement.

4. No Admissions. Employee understands, acknowledges and agrees that the release set out above in Section 3 is a final compromise of any potential claims by Employee against the Company and/or the Company Parties in connection with his employment by the Company, and is not an admission by the Company or the Company Parties that any such claims exist or that the Company or any of the Company Parties are liable for any such claims. To the greatest extent permitted by law, Employee further agrees not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against Company or any one or more of the Company Parties for any claims relating to events occurring prior to or simultaneously with the execution of this Agreement, including but not limited to Employee’s termination of employment with the Company.

Notwithstanding the foregoing, nothing in this Agreement prohibits Employee from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Employee and the Company and the Company Parties, and by signing this Agreement, Employee is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Employee or on his behalf, individually or collectively.

5. Withholding Taxes. All amounts payable under this Agreement, whether such payment is to be made in cash or other property, shall be subject to applicable withholding requirements for Federal, state and local income taxes, employment and payroll taxes, and other legally required withholding taxes and contributions to the extent appropriate in the determination of the Company.

6. Future Conduct. Employee agrees that he will not denigrate, defame, disparage or cast aspersions upon the Company, the Company Parties, their products, services, business and manner of doing business, and that he will use his reasonable best efforts to prevent any member of his immediate family from engaging in any such activity. The Company agrees that its Board of Directors and senior executives will not denigrate, defame, disparage or cast aspersions upon Employee, his services, business and manner of doing business. Employee further agrees that in exchange for the Separation Pay, during any period of time when Employee is receiving such Separation Pay, Employee will make himself reasonably available to render, and to render at the request of the Company, services as are deemed reasonably necessary by the Company to effect an orderly transition of Employee’s duties to other employees of the Company. In addition, Employee further agrees to provide reasonable assistance upon the request of the Company related to any litigation in which he may be of assistance or in which his testimony is required. Executive shall be entitled to reasonable compensation and reimbursement of necessary expenses in rendering such assistance. Employee also hereby acknowledges and agrees that his post-employment duties and obligations under the Proprietary Information and Inventions Agreement and the Non-Competition and Non-Solicitation Agreement signed in connection with his employment with the Company will remain in full force and effect in accordance with their terms, and that any breach of such agreements will also constitute a breach of this present Agreement in accordance with Section 7 below.

7. Relief and Enforcement. Employee understands and agrees that if he violate the terms of Section 6 of this Agreement, he will cause injury to the Company (and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law. Accordingly, Employee agrees that if he violates Sections 6 of this Agreement, the Company (or the Company Parties) will be entitled as a matter of right to obtain an injunction from a court of law, restraining Employee from any further violation of this Agreement. The right to an injunction is in addition to, and not in lieu of, any other remedies that the Company (or the Company Parties) has at law or in equity.

8. No Modifications; Governing Law; Entire Agreement. This Agreement cannot be changed or terminated verbally, and no modification or waiver of any of the provisions of this Agreement will be effective unless it is in writing and signed by both Parties. The Parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of North Carolina, and that any suit, action or charge arising out of or relating to this Agreement will be adjudicated in the state or federal courts in Wake County, North Carolina. This Agreement sets forth the entire and fully integrated understanding between the Parties with respect to the subject matter hereof, and there are no representations, warranties, covenants or understandings regarding the subject matter hereof, oral or otherwise, that are not expressly set out herein.

9. Voluntary Execution. By signing below, Employee and the Company each acknowledge that he has read this Agreement, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of his attorney, who is the attorney of his own choosing.

10. Right to Revoke. ONCE SIGNED BY EMPLOYEE, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”). IN ORDER TO REVOKE HIS ACCEPTANCE OF THIS AGREEMENT, EMPLOYEE MUST DELIVER WRITTEN NOTICE TO [NAME], AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITHIN THE SEVEN (7) DAY REVOCATION PERIOD.

11. Miscellaneous.

(a) Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity or the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement.

(b) The Parties agree that the failure of a Party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the Party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

(c) This Agreement shall inure to the benefit of and shall be binding upon Employee, his heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Company.

(d) The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement. This Agreement may be executed in counterparts.

EMPLOYEE HEREBY ACKNOWLEDGES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT. EMPLOYEE IS HEREBY ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, each of the Parties hereto has executed this Separation and Agreement and General Release of Claims as of the date first above written.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:

Name:

Title:

Date:

EMPLOYEE

(SEAL)
Raymond H. Hill

Date:

ANNEX A

PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration and as a condition of my employment by Pharmaceutical Product Development, Inc., a North Carolina corporation, or any affiliate, subsidiary, successor or assigns, as the case may be (collectively referred to herein as the “Company”), I hereby agree as follows:

1. “Proprietary Information” is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to the Company, and which has commercial value in the Company’s business. Proprietary Information includes, without limitation, trade secrets, financial information, product plans, customer lists, marketing plans and strategies, systems, manuals, forecasts and other business information, improvements, inventions, business strategies, business methods and practices, formulas, product ideas, biological material and techniques for their handling and use, chemical and/or information analysis and related products and data, computer programs and software, software designs and documentation, source codes, algorithms, techniques, schematics, know-how and data, and any other confidential or proprietary information of the Company or its customers or clients which I have been, or may be exposed to, or have learned or may learn of from time to time in connection with or as a result of my capacity as an employee of or consultant to the Company, including during the term of this Agreement. Proprietary Information shall not include information that is, through no improper action or inaction by me, generally available to the public. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company or its customers which may be learned by me during the period of my employment.

2. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

(a) All Proprietary Information and all patents, copyrights, trade secret rights and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company or as otherwise required by law or in any judicial or administrative process.

(b) In the event of the termination of my employment by me or by the Company for any reason, I shall return all documents, records, apparatus, equipment and

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other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately as and when requested by the Company; provided, however, that subject to the Company’s right to inspect and redact any Proprietary Information there from, Employee may retain possession of his personal rolodex.

(c) I will promptly disclose to the Company, or any persons designated by it, all “Inventions”, which includes all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs and software, software designs and documentation, algorithms, techniques, schematics, know-how data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment and for six (6) months thereafter. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section (d) below.

(d) I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by law, and, to the extent permitted by law, shall be “works made for hire”. The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing patents, copyrights, trade secret rights or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. With respect to any and all matters arising out of or relating to my employment or consultancy with the Company, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other rights thereon with the same legal force and effect as if executed by me.

(e) I attach hereto a complete list of all Inventions or improvements to which I claim ownership and/or that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement I represent that I have no such Inventions and improvements at the time of signing this Agreement. I understand that any such list shall not contain information that breaches an obligation of confidentiality with a former employer.

(f) I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

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3. The Company agrees that it will not request as part of my employment that I divulge or make use of proprietary information of any of my former employers that has commercial value to the former employer who developed such information.

4. I acknowledge that in the event of my breach or threatened breach of the terms of this Agreement, the Company shall not have an adequate remedy at law and shall, in addition to any other available rights and remedies, have the right to obtain injunctive relief, including without limitation specific performance.

5. This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators, and shall inure to the benefit of the Company and any current and future affiliates, subsidiaries, successors and assigns. This Agreement supersedes any agreement which may have been previously made or executed by me relating to this matter. This Agreement shall be governed by the laws of the State of North Carolina (exclusive of conflicts of law provisions), which shall be the venue for resolution of any dispute related to this Agreement. This Agreement or any part thereof shall not be modified, amended, or waived except by the written consent of the Company.

Dated: September 16, 2011

/s/ Raymond H. Hill
Raymond H. Hill

Accepted and Agreed to:

 Company

By:	/s/ Fred N. Eshelman
Name:	Fred N. Eshelman
Title:	Executive Chairman

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ANNEX B

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS AGREEMENT is made this      day of September, 2011, by and between Pharmaceutical Product Development, Inc., a North Carolina corporation, having its principal place of business at 929 North Front Street, Wilmington, NC 28401, and Raymond H. Hill, an individual whose address for notice purposes is 929 North Front Street, Wilmington, NC 28401 (herein referred to as “Employee”).

RECITALS

A. Pharmaceutical Product Development, Inc., through itself, its subsidiaries, affiliates, successors and assigns (herein, collectively referred to as “PPD”) is a contract research organization engaged in the business of providing a wide-range of drug discovery and development services to pharmaceutical, biotechnology, medical device, government and academic organizations throughout the world (herein the “Business”).

B. Employee will perform a highly responsible role in PPD’s organization, have specialized knowledge of PPD’s trade secrets and proprietary information, and have contact with or knowledge of PPD’s clients and customers.

C. PPD and Employee agree that because of the information and relationships to which Employee will be exposed during the course of Employee’s employment with PPD, it would be harmful to PPD for Employee to compete with PPD or solicit its clients, customers or employees in the manner prohibited by this Agreement and that PPD has a legitimate business interest in protecting itself from such competition and solicitation.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained and other valuable consideration detailed below, the parties agree as follows:

1. Restrictive Covenants. In order to protect, among other things, PPD’s interests and investments in its trade secrets and proprietary information, its relationship with its customers, clients, employees and contractors, and its goodwill, Employee agrees to the following covenants and restrictions:

1.1 Non-Competition Agreement. During the term of Employee’s employment with PPD and, for a period of twelve (12) months following termination of that employment, Employee will not, directly or indirectly, participate in or engage in any business or activity which is in competition with the Business of PPD in the Territory (as defined below), whether as an individual on his or her account or as an employee, consultant, contractor, officer, director, shareholder, partner, member, joint venturer, representative, agent or equity owner of any business entity. For the purposes of this Agreement and the Employment Agreement of even date herewith between Employee and the Company, the “Business of PPD” shall be defined as that of a contract research organization providing drug discovery or drug development services for third parties on a fee-for-service basis. Nothing in this Agreement is intended to prohibit Employee from passively owning two percent (2%) or less of the outstanding equity interests of any privately- or publicly-held entity.

1.2 Non-Solicitation of Customers. During Employee’s employment with PPD and for a period of twelve (12) months following termination of that employment, Employee will not, directly or indirectly, (a) for any business that is in competition with the Business of PPD, solicit the business of any person, firm, corporation, partnership, limited liability company, trust or other business entity which Employee solicited, negotiated, contracted, serviced or had contact with on the Company’s behalf during the one (1) year period prior to the termination of Employee’s employment with PPD, (b) in any other manner persuade or attempt to persuade any such person, firm, corporation, partnership, limited liability company, trust or other business entity to discontinue or alter its business relationship with PPD, or (c) otherwise solicit for a competitive purpose or interfere with PPD’s relationship with any such person, firm, corporation, partnership, limited liability company, trust or other business entity.

1.3 Non-Solicitation of Employees. During the Employee’s employment with PPD, and for a period of twelve (12) months following termination of that employment, Employee shall not, directly or indirectly, in any manner, (a) solicit, hire, or offer to hire any employee or contractor of PPD (other than a clerical or administrative employee) while that person is employed or engaged by PPD and for three (3) months after the termination of that person’s employment or engagement with PPD, or (b) otherwise encourage or induce any such employee or contractor to discontinue his or her relationship with PPD.

2. Consideration. PPD and Employee acknowledge that Employee has received good and valuable consideration for Employee’s commitment to be bound by the restrictions set forth in this Agreement, which consideration includes, but is not limited to Employee’s initial employment with PPD and all of the compensation and other benefits therewith.

3. Territory. The restrictions contained in this Agreement apply to all areas of the world in which PPD conducts or engages in the Business (herein the “Territory”). Employee acknowledges that, because PPD is engaged in the Business world-wide, the Territory must be so broadly defined.

4. Remedies. Employee acknowledges and agrees that the covenants set forth in this Agreement are reasonable and necessary for the protection of PPD’s legitimate business interests, that irreparable injury will result to PPD if Employee breaches any of the terms of this Agreement and that, in the event Employee breaches or threatens to breach any provision of this Agreement, PPD will have no adequate remedy at law. Employee accordingly agrees that in the event Employee breaches or threatens to breach any of the covenants set forth herein, PPD shall be entitled to immediate, temporary and permanent injunctive or other equitable relief without bond and without the necessity of showing actual money damages, subject to a hearing as soon as possible.

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Employee further agrees that PPD shall also be entitled to pursue, separately or concurrently, any other remedies available for such breach by Employee, including the recovery of any damages it is able to prove. In the event Employee breaches any of the restrictions set forth herein, the time period during when the restrictions apply shall be extended for the period of the breach.

5. Limitations on Enforcement. Employee agrees that, if a court of competent jurisdiction determines, contrary to the Agreement of the parties, that any portion of this Agreement is unreasonable, invalid, overbroad or unenforceable, the remainder of the Agreement shall be given full effect without regard to the invalid provisions and PPD may enforce the covenant as to any lesser area, activity or time period which is deemed by the court to be reasonable and enforceable under applicable law. In this regard, the covenants shall be divisible as to activity, time and geographic area with each month deemed to be a separate period of time and each state and country, or part thereof, deemed to be a separate geographic area. Employee further agrees that PPD may, at its option, seek to enforce the covenant as to any lesser area, activity or time period which PPD deems appropriate.

6. Effect of Termination. Employee agrees that the terms of this Agreement shall be enforceable against the Employee regardless of the basis of Employee’s termination, whether voluntary or involuntary and with or without cause. Employee further agrees that the existence of a claim by Employee against PPD, whether predicated on Employee’s termination, this Agreement or otherwise, shall not constitute a defense to enforcement of the restrictions contained herein. Notwithstanding the foregoing, in the event PPD terminates Employee’s employment due to a reduction in force or layoff in connection with the discontinuation or cessation of a business line, unit, function or department, PPD shall not enforce Section 1.1 of the Agreement.

7. Notification. Employee authorizes PPD to notify others, in a non-disparaging and reasonable manner, including but not limited to, PPD’s customers and any future employer of Employee concerning the terms of this Agreement and Employee’s responsibility hereunder.

8. Jurisdiction and Venue. The parties agree that the federal or state courts sitting in Wilmington, North Carolina, shall be the exclusive jurisdiction to enforce the covenants set forth in this Agreement and to resolve any disputes or controversies under this Agreement. Employee consents to personal jurisdiction and venue in either of said courts, and waives any claims or defenses based on improper venue or jurisdiction.

9. Attorneys’ Fees and Costs. Employee agrees that, in the event Employee breaches or threatens to breach any of the provisions of this Agreement, PPD shall be entitled to recover from Employee all expenses incurred by it in enforcing the terms of this Agreement, including, but not limited to, its reasonable attorneys’ fees and costs.

10. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina.

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11. Severability. If any of the provisions of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue to be valid and enforceable.

12. Modification. This Agreement cannot be altered, amended, or modified in any respect, except by a writing duly executed by the parties.

13. Waiver. PPD’s waiver of any violation of this Agreement or failure to enforce any provision of this Agreement shall not constitute a waiver of PPD’s rights with respect to other or future violations of this Agreement. Any waiver must be in a writing signed by PPD.

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, successors and assigns.

15. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the matters set forth herein and supercedes all previous negotiations and discussions, agreements and understandings regarding such matters, with the exception of Employee’s Proprietary Information and Inventions Agreement and any employment or severance agreement to which Employee and PPD are parties. In the event of any conflict between this Agreement and any other PPD agreements, the terms of the agreement which are most restrictive shall control. It is understood that this Agreement does not constitute an express or implied employment contract for any definite period of time and that, absent a written agreement between PPD and Employee, Employee’s employment with PPD is “at will” meaning that either PPD or Employee can end the employment relationship at any time, with or without cause.

16. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date set forth herein.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:	/s/ Fred N. Eshelman
Name:	Fred N. Eshelman
Title:	Executive Chairman

/s/ Raymond H. Hill
Raymond H. Hill, Employee

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